Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-4 of SandRidge Energy, Inc. of our report, dated February 2, 2017, on SandRidge Energy, Inc.’s oil and gas reserves, as of December 31, 2016, located in the Permian region of Texas. We also hereby consent to all references to our firm or such report included in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 11, 2017

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